Exhibit 23.1

DCAW (CPA) Limited CERTIFIED PUBLIC ACCOUNTANTS Rooms 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong Tel : (852) 2780 0607 Fax: (852) 2780 0013	正大會計師事務所有限公司 香港執業會計師 香港九龍亞皆老街八號 朗豪坊辦公大樓二十一樓2105-6室 電話：(八五二)二八五一 七九五四 傳真：(八五二)二五四五 四Ｏ八六

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No.6 to Form S-1 of Yangtze River Development Limited of our report dated March 30, 2016, relating to the consolidated financial statements of Yangtze River Development Limited for the years ended December 31, 2015 and 2014, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

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DCAW (CPA) Limited (as successor to Dominic K.F. Chan & Co.)

Certified Public Accountants

Hong Kong, October 24, 2016